Exhibit 99

Contacts Cray Inc. Scott J. Poteracki 866-729-2729

Snyder Investor Relations John Snyder 206-262-0291 john@snyderir.com

Cray Inc. Announces 2003 Financial Results
Company reports revenue of $237.0 million, EPS of $.81 including non-recurring items

SEATTLE – January 29, 2004 – Global supercomputer leader Cray Inc. (Nasdaq NM: CRAY) today reported financial results for the fourth quarter and full year 2003 ended December 31, 2003.

Fourth quarter 2003 revenue was a record $67.2 million, up 71 percent from $39.2 million in the same period last year. Fourth quarter net income was $45.4 million, or $.56 per fully diluted share compared to $1.3 million or $.02 per fully diluted share in the fourth quarter 2002.

Non-recurring items for the fourth quarter 2003 included a write-up of a deferred tax asset of $42.2 million and a restructuring charge of $4.0 million related primarily to severance. Non-recurring items improved earnings by $38.2 million, or $.47 per fully diluted share.

“Fourth quarter revenue, our best yet, capped a great 2003 for Cray and the results were in line with our expectations,” commented Jim Rottsolk, Cray Chairman and CEO. “Notably during the quarter, we obtained all expected acceptances, including the two most powerful systems ever installed by Cray,” Rottsolk said.

For the twelve months ended December 31, 2003, Cray reported revenue of $237.0 million compared to $155.1 million last year, an increase of 53 percent. Including non-recurring items, net income for 2003 was $62.9 million, or $.81 per fully diluted share, up from net income of $5.4 million and fully diluted earnings per share of $.10 per share in the same period last year.

For the full-year 2003, non-recurring items improved earnings by $38.2 million or $.47 per fully diluted share.

“Cray delivered record financial results in 2003 and throughout the year we successfully delivered on our overall strategy,” Rottsolk said. “In addition to growing the company, we accomplished many additional objectives. We strengthened our capital structure with a successful public offering and the retirement of all outstanding bank debt; gained

Exhibit 99

significant market share in a highly competitive environment; and demonstrated our ability to build and bring to market products customers need,” he said.

Recent Highlights

•	In October, Cray won an order from the Boeing Company for a Cray X1™ system to support Boeing’s research and development efforts. The Boeing order represented the first commercial order for the Cray X1.

•	In October, Cray received an order from Warsaw University’s Interdisciplinary Center for Mathematical and Computational Modeling (ICM), Warsaw, Poland. The order included an upgrade to the successor system, the Cray X1E™.

•	In October, Cray unveiled plans to deliver a new product based on the “Red Storm” 40-TeraOp (40 trillion calculations per second) supercomputer it is developing for Sandia National Laboratories. The Red Storm product is due out in 2004.

•	In November, Cray reported that its Cray X1 supercomputer had the most powerful processors, according to the “World’s Top500 Supercomputers,” which is published annually by the universities of Tennessee and Mannheim (Germany), and NERSC/Lawrence Berkeley National Laboratory.

•	In December, Cray announced another international order for a Cray X1 system.

Outlook

“The outlook for 2004 and 2005 for Cray is promising and we are confident in our long-term growth prospects as well as our ability to execute,” said Rottsolk. “We’ve set a high bar for ourselves in 2004, planning to grow revenue to about $300 million while achieving operating profit in the range of eight to twelve percent of revenue. Our plan depends primarily on the timely and successful introduction of two new products, the Cray X1E and commercialized Red Storm systems, both of which we plan to launch in the second half of 2004.”

“Our outlook also relies on maintaining momentum with our current customer base, including the U.S. government.” Rottsolk added, “While the fiscal 2004 U.S. federal budget process was recently completed, it remains difficult to forecast the outcome of individual budget allocations and the resulting impact on Cray.”

Investor Conference Call

Management will discuss results and the company’s outlook followed by a question and answer session for investors today, January 29 at 9 a.m. Pacific Time (noon Eastern Time). The call in number is (888) 211-8103 (no passcode required). International callers dial (706) 643-3311. If you are unable to participate, a replay will be available from 2 p.m. Pacific Time on January 29, 2004 for 48 hours. To access, dial (800) 642-1687, or (706) 645-9291 (international) – reservation number 4979420. The conference call will

Exhibit 99

be webcast live and will be archived for 90 days. It will be available in the Investor Relations section of the Cray website at http://www.cray.com/invest.

About Cray Inc.

Cray’s mission is to be the premier provider of supercomputing solutions for its customers’ most challenging scientific and engineering problems. Go to www.cray.com for more information about the company.

Safe Harbor Statement

This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution plans to differ materially from those anticipated by the statements above. These include the technical challenges of developing high performance computing systems, government support of supercomputer systems research and purchases, Cray’s ability to scale Cray X1 systems to larger configurations, the successful porting of application programs to Cray systems, reliance on third-party suppliers, Cray’s ability to keep up with rapid technological change, Cray’s ability to compete against larger, more established companies and innovative competitors, and general economic and market conditions. For a discussion of these and other risks, see “Factors That Could Affect Future Results” in Cray’s most recent Quarterly Report on Form 10-Q.

Cray is a registered trademark of Cray Inc. All other trademarks are the property of their respective owners.

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TABLES TO FOLLOW

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2002	2003	2002	2003

REVENUE:
Product	$21,028	$52,754	$76,519	$175,004
Service	18,153	14,474	78,550	61,958

Total revenue	39,181	67,228	155,069	236,962

OPERATING EXPENSES:
Cost of product revenue	11,945	29,647	41,187	97,354
Cost of service revenue	9,826	10,005	42,581	40,780
Research and development	6,421	9,391	32,861	37,762
Marketing and sales	5,397	8,605	20,332	27,038
General and administrative	2,882	3,206	8,923	10,908
Restructuring charge		4,019	1,878	4,019

Total operating expenses	36,471	64,873	147,762	217,861

Income from operations	2,710	2,355	7,307	19,101
OTHER INCOME (EXPENSE), NET	640	465	3,104	1,496
INTEREST INCOME (EXPENSE), NET	(1,295)	175	(2,832)	444

Income before income taxes	2,055	2,995	7,579	21,041
PROVISION FOR INCOME TAXES	727	(42,410)	2,176	(41,882)

Net income	$1,328	$45,405	$5,403	$62,923

Net income per common share:
Basic	$0.03	$0.63	$0.11	$0.94

Diluted	$0.02	$0.56	$0.10	$0.81

Weighted average shares outstanding:
Basic	51,696	72,098	47,969	67,098

Diluted	62,696	81,754	54,417	77,861

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

ASSETS

	December 31,	December 31,
	2002	2003

Current assets:
Cash and cash equivalents	$23,916	$39,773
Short term investments, available for sale		34,570
Accounts receivable, net of allowance of $1,098 in 2002 and $1,125 in 2003	31,017	47,986
Inventory, net	24,033	43,022
Prepaid expenses and other assets	5,805	18,932

Total current assets	84,771	184,283
Property and equipment, net	24,799	26,157
Service spares, net	9,279	4,925
Goodwill	22,680	13,344
Deferred tax asset	263	59,831
Other assets	3,453	3,797

TOTAL	$145,245	$292,337

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,173	$12,553
Accrued payroll and related expenses	15,573	19,035
Other accrued liabilities	4,396	4,416
Deferred revenue	18,406	33,233
Notes payable	215
Current portion of warranty reserves	3,273	655
Current portion of obligations under capital leases	241	152
Current portion of term loan	2,143

Total current liabilities	57,420	70,044
Warranty reserves	2,326
Obligations under capital leases	152
Term loan payable	1,786
Shareholders’ equity:
Series A Convertible Preferred Stock, par $.01 - Authorized, issued and outstanding, 3,125 and zero shares, respectively	24,946
Common Stock, par $.01 - Authorized, 120,000 shares; issued and outstanding, 56,039 and 72,611 shares, respectively	211,255	306,320
Deferred compensation		(105)
Tax benefit related to exercised stock options		6,388
Accumulated other comprehensive loss	(291)	(884)
Accumulated deficit	(152,349)	(89,426)

	83,561	222,293

TOTAL	$145,245	$292,337

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